UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    December 20, 2005

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-04829	59-1212264
(Commission File Number)	(IRS Employer Identification No.)

5800 Park of Commerce Boulevard N.W., Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 989-5800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On December 20, 2005, the Compensation Committee of the Board of Directors of Nabi Biopharmaceuticals (the “Company”) approved the acceleration of vesting of all unvested options to purchase the Company’s common stock having an exercise price of $6.00 or higher, effective for all outstanding options as of December 20, 2005. The closing price of the Company’s common stock on December 20, 2005 was $3.35 per share. All other terms and conditions applicable to such options, including the exercise prices, remain unchanged. The affected options were previously granted to the Company’s employees, including its executive officers, under the Company’s 2000 Equity Incentive Plan and its 1998 Non-Qualified Employee Stock Option Plan. Options to purchase 3,962,159 shares of the Company’s common stock or 96% of the Company’s outstanding unvested options are subject to this acceleration and such options have exercise prices ranging from $6.00 to $17.15 per share and a weighted average exercise price of $12.51 per share. Of the accelerated options, approximately 778,099 are held by the Company’s Named Executive Officers included in the Summary Compensation Table in the Company’s 2005 Definitive Proxy Statement filed with the Securities and Exchange Commission on April 8, 2005.

The Company’s decision to accelerate the vesting of the affected options was based primarily upon the issuance by the Financial Accounting Standards Board of Statement of Financial Accounting Standard No. 123R (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which will require the Company to treat all unvested stock options as compensation expense effective January 1, 2006. The Company believes that the acceleration of vesting of the affected options will enable the Company to avoid recognizing stock-based compensation expense associated with these options in future periods. The Company estimates this compensation expense, before tax, would total $26.7 million (excluding the impact of forfeitures), which would have been recognized over approximately the next 3 years from the date of the acceleration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABI BIOPHARMACEUTICALS

Date: December 23, 2005	By:	/S/ MARK L. SMITH
Name: Mark L. Smith Title: Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer, and Treasurer